RECORD PREMIUM GROWTH, SOLID BOTTOM LINE GROWTH AND STOCK
REPURCHASE PLAN REPORTED BY ATLANTIC AMERICAN

ATLANTA, Georgia, November 8, 2012 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $1.1 million, or $0.04 per diluted share, for the three month period ended September 30, 2012, compared to net income of $1.7 million, or $0.07 per diluted share, for the three month period ended September 30, 2011.  For the nine month period ended September 30, 2012, net income was $3.5 million, or $0.15 per diluted share, compared to net income of $2.4 million, or $0.09 per diluted share, for the comparable period in 2011.  Realized investment gains for the three month and nine month periods ended September 30, 2012 were nil and $1.4 million, respectively, compared to $903,000 and $974,000, respectively, for the comparable periods in 2011.  Operating income (income before income taxes and realized investment gains, net) for the three month period ended September 30, 2012 was $956,000, a 10.5% increase over the $865,000 of operating income for the three month period ended September 30, 2011.  For the nine month period ended September 30, 2012, operating income was $2.1 million, or 19.8% greater than the $1.8 million of operating income for the comparable nine month period of 2011.

Total revenues for the three month period ended September 30, 2012 were $35.3 million, increasing 14.6% from $30.8 million for the three month period ended September 30, 2011.  Insurance premiums during this quarter increased $5.2 million, or 19.0%, from the comparable 2011 premiums.  For the nine month period ended September 30, 2012, total revenues were $104.8 million, increasing 19.2% from the comparable 2011 period revenues of $87.9 million.  Insurance premiums during the nine month period ended September 30, 2012 increased $15.8 million, or 20.1%, from the comparable period in 2011.  Total revenue increases during both the three month and nine month periods ended September 30, 2012 were primarily the result of increased premiums earned from the Company’s life and health operations.

Separately, the Company also announced that the Board of Directors has terminated the prior stock repurchase plan and approved a separate replacement repurchase plan that allows for the repurchase of up to 750,000 shares of the Company’s common stock from time to time in accordance with applicable securities laws and other requirements.

Commenting, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Bankers Fidelity, our life and health company, continues to perform very well. With first year collected premiums up 94.5% on a comparative basis for the nine month period ended September 30, 2012 versus 2011 and quarter over quarter top line growth for the past two years, the company is positioned to continue growing for the foreseeable future. As its top line growth has continued, so has its contribution to our earnings.  This success is evidenced by the fact that less than one month ago, the AM Best rating for Bankers Fidelity was raised from B++ to A-, an accomplishment which is a recognition of all the hard work of our agents and employees.  With that ratings increase, all of our insurance subsidiaries now have “A” ratings, a status we haven’t enjoyed in many years and one which makes us much more competitive in our marketplace.  Our property and casualty operations continue to explore new opportunities in this particularly tight market and we are optimistic for their future as well.  Our Company’s prospects for the fourth quarter of 2012 and into the future appear quite promising.  We are also pleased that our Board has approved our replacement stock repurchase plan.  Combined with our recent annual dividend, this further evidences our commitment to increasing shareholder value.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited; In thousands, except per share data)	2012	2011	2012	2011

Insurance premiums
Life and health	$ 23,019	$ 18,188	$ 65,814	$ 50,643
Property and casualty	9,362	9,023	28,840	28,187
Investment income	2,880	2,652	8,618	7,912
Realized investment gains, net	--	903	1,428	974
Other income	41	34	106	212

Total revenue	35,302	30,800	104,806	87,928

Insurance benefits and losses incurred
Life and health	15,818	12,736	46,828	36,490
Property and casualty	6,471	6,565	21,228	17,663
Commissions and underwriting expenses	8,962	6,746	23,965	22,192
Interest expense	662	653	1,977	1,940
Other	2,433	2,332	7,278	6,915

Total benefits and expenses	34,346	29,032	101,276	85,200

Income before income taxes	956	1,768	3,530	2,728

Income tax (benefit) expense	(128)	64	8	363

Net income	$ 1,084	$ 1,704	$ 3,522	$ 2,365

Basic earnings per common share	$ 0.05	$ 0.07	$ 0.15	$ 0.09
Diluted earnings per common share	$ 0.04	$ 0.07	$ 0.15	$ 0.09

Reconciliation of net income to non-GAAP measurement

Net income	$ 1,084	$ 1,704	$ 3,522	$ 2,365
Income tax (benefit) expense	(128)	64	8	363
Realized investment gains, net	--	(903)	(1,428)	(974)

Operating income	$ 956	$ 865	$ 2,102	$ 1,754

	September 30,	December 31,
Selected Balance Sheet Data	2012	2011

Total cash and investments	$ 265,048	$ 251,070
Insurance subsidiaries	235,139	222,925
Parent and other	29,909	28,145
Total assets	319,454	302,125
Insurance reserves and policyholder funds	151,705	147,194
Debt	41,238	41,238
Total shareholders' equity	106,436	96,277
Book value per common share	4.71	4.20
Statutory capital and surplus
Life and health	34,529	32,087
Property and casualty	37,114	37,988